Exhibit (99.14)

ISSN 1718-8369

Volume 4, number 9	February 26, 2010
AS AT DECEMBER 31, 2009

Highlights for December 2009

•                  Budgetary revenue in December amounts to $5.7 billion, down $70 million compared to last year. Own-source revenue amounts to $4.4 billion while federal transfers stand at $1.3 billion.

•                  Program spending rose $471 million in December of this year compared to last year, and stands at $5.8 billion.

•                  Debt service stands at $472 million, down $77 million compared to December 2008.

•                  A deficit of $591 million was posted, i.e. $472 million more than in December 2008.

•                  Taking the $58 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $649 million.

On the basis of the cumulative results as at December 31, 2009, the budget deficit amounts to $3.2 billion after using the $433-million stabilization reserve. As announced in the Update on Québec’s Economic and Financial Situation of last October 27, the 2009-2010 budget deficit for the purposes of the Balanced Budget Act should amount to $4.7 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s Economic and Financial Situation
	December		April to December			Forecast Growth
	2008	2009	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 636	4 455	36 378	35 616	46 869	- 4.1
Federal transfers	1 165	1 276	10 472	11 368	15 156	8.1
Total	5 801	5 731	46 850	46 984	62 025	- 1.4
BUDGETARY EXPENDITURE
Program spending	- 5 358	- 5 829	- 43 415	- 45 799	- 60 139	2.7
Debt service	- 549	- 472	- 5 020	- 4 541	- 6 154	- 5.4
Total	- 5 907	- 6 301	- 48 435	- 50 340	- 66 293	1.9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	- 13	- 21	416	237	155	—
Provision for revenue shortfalls	—	—	—	—	- 300	—
DEFICIT	- 119	- 591	- 1 169	- 3 119	- 4 413	—
BALANCED BUDGET ACT
Generations Fund[2]	- 58	- 58	- 363	- 477	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 177	- 649	- 1 532	- 3 163	- 4 695	—

1                 Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

2                 The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at December 31, 2009

Budgetary balance

•                  For the period from April to December, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $3.2 billion.

Budgetary revenue

•                  Since the beginning of the year, budgetary revenue amounts to $47.0 billion, $134 million more than as at December 31, 2008.

•                  Own-source revenue stands at $35.6 billion, $762 million less than last year.

•                  Federal transfers amount to $11.4 billion, up $896 million compared to December 31, 2008.

Budgetary expenditure

•                  For the period from April to December 2009, budgetary expenditure amounts to $50.3 billion, an increase of $1.9 billion, or 3.9%, compared to last year.

•                  Program spending rose $2.4 billion, or 5.5%, and stands at $45.8 billion. The most significant changes are in the Health and Social Services ($1.6 billion), Economy and Environment ($435 million) and Support for Individuals and Families ($185 million) missions.

•                  The difference between the growth experienced until December and forecast growth for the year as a whole is attributable to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•                  In addition, to remain within the spending growth objective, the Chair of the Conseil du trésor has announced spending control measures.

•                  For the first nine months of the fiscal year, debt service amounts to $4.5 billion, down $479 million compared to December 2008.

Consolidated entities

•                  As at December 31, 2009, the net results of consolidated entities show a surplus of $237 million, i.e. $179 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $477 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $9.0 billion, an increase of $5.4 billion compared to last year. The additional financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	December			April to December
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	4 636	4 455	- 181	36 378	35 616	- 762
Federal transfers	1 165	1 276	111	10 472	11 368	896
Total	5 801	5 731	- 70	46 850	46 984	134
BUDGETARY EXPENDITURE
Program spending	- 5 358	- 5 829	- 471	- 43 415	- 45 799	- 2 384
Debt service	- 549	- 472	77	- 5 020	- 4 541	479
Total	- 5 907	- 6 301	- 394	- 48 435	- 50 340	- 1 905
NET RESULTS OF CONSOLIDATED ENTITIES	- 13	- 21	- 8	416	237	- 179
DEFICIT	- 119	- 591	- 472	- 1 169	- 3 119	- 1 950
Consolidated non-budgetary requirements	- 1 405	- 1 946	- 541	- 2 474	- 5 883	- 3 409
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1 524	- 2 537	- 1 013	- 3 643	- 9 002	- 5 359

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	December			April to December
Revenue by source	2008	2009	Changes %	2008-2009	2009-2010	Changes %
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 949	1 722	- 11.6	13 938	13 384	- 4.0
Contributions to Health Services Fund	499	484	- 3.0	4 105	4 149	1.1
Corporate taxes	369	476	29.0	2 493	2 420	- 2.9
Consumption taxes	1 243	1 286	3.5	10 496	10 689	1.8
Other sources	198	185	- 6.6	2 090	1 874	- 10.3
Total own-source revenue excluding government enterprises	4 258	4 153	- 2.5	33 122	32 516	- 1.8
Revenue from government enterprises	378	302	- 20.1	3 256	3 100	- 4.8
Total own-source revenue	4 636	4 455	- 3.9	36 378	35 616	- 2.1
Federal transfers
Equalization	669	696	4.0	6 021	6 266	4.1
Health transfers	309	348	12.6	2 836	3 117	9.9
Transfers for post-secondary education and other social programs	105	120	14.3	968	1 073	10.8
Other programs	82	112	36.6	647	912	41.0
Total federal transfers	1 165	1 276	9.5	10 472	11 368	8.6
BUDGETARY REVENUE	5 801	5 731	- 1.2	46 850	46 984	0.3

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	December			April to December
Expenditures by mission	2008	2009	Changes %	2008-2009	2009-2010	Changes %
Program spending
Health and Social Services	2 167	2 501	15.4	18 957	20 556	8.4
Education and Culture	1 649	1 529	- 7.3	11 709	11 773	0.5
Economy and Environment	519	696	34.1	5 180	5 615	8.4
Support for Individuals and Families	451	485	7.5	4 061	4 246	4.6
Administration and Justice	572	618	8.0	3 508	3 609	2.9
Total program spending	5 358	5 829	8.8	43 415	45 799	5.5
Debt service	549	472	- 14.0	5 020	4 541	- 9.5
BUDGETARY EXPENDITURE	5 907	6 301	6.7	48 435	50 340	3.9

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.